                                    EXHIBIT 2.2

                  Amendment No. 1 to Stock Purchase Agreement

           AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT



     THIS AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT (the "Amendment"), dated as of February 22, 1994, among Treasure House Stores, Inc., a Delaware corporation (the "Company"), the holders of all of the outstanding capital stock of the Company (collectively, the "Shareholders"), Michaels Stores, Inc., a Delaware corporation ("Michaels") and THSI Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Michaels ("Newco");


                      W I T N E S S E T H:

     WHEREAS, the Company, the Shareholders and Michaels entered into that certain Stock Purchase Agreement dated as of February
16, 1994 (the "Stock Purchase Agreement"); and

     WHEREAS, Section 2.03 of the Stock Purchase Agreement provides, in essence, that, at the reasonable request of the Shareholders, so long as there is no adverse impact on Michaels, the transaction contemplated by the Stock Purchase Agreement can be effected by merger of a wholly-owned subsidiary of Michaels with and into the Company in a transaction designed to qualify as a tax free reorganization under Code Section 368; and

     WHEREAS, Section 2.03 of the Stock Purchase Agreement provides further, in essence, that, upon such request, the parties will execute an amendment to the Stock Purchase Agreement and such other documents as necessary to consummate the proposed transaction as a merger; and

     WHEREAS, the Shareholders have made such a request of Michaels and Michaels has agreed to consummate the proposed transaction as a merger and this Amendment is intended to amend the Stock Purchase Agreement; and

     WHEREAS, the Boards of Directors of the Company, Michaels and Newco have determined that a business combination among the Company and Newco is in the best interests of their respective companies and stockholders upon the terms and subject to the conditions set forth herein; and

     WHEREAS, it is intended that for federal income tax purposes, the Merger (as defined below shall qualify as a reorganization within the meaning of Code Section 368; and

     WHEREAS, the Board of Directors of the Company has directed that this Amendment be submitted to the Shareholders for their approval, and Michaels as sole stockholder of Newco has approved this Agreement by written consent; and

     WHEREAS, the Shareholders have approved the Merger, and have agreed to vote their shares of capital stock in the Company in favor of the Merger;

     NOW, THEREFORE, in consideration of the mutual representa-tions, warranties and covenants herein contained, and on the terms and subject to the conditions herein set forth, the parties hereto hereby agree as follows:


     1. DEFINED TERMS. Unless otherwise indicated herein, all defined terms used in this Agreement shall have the same meaning as set forth in the Stock Purchase Agreement.

     2. AMENDMENT OF SECTION 1.01. DEFINITIONS. Section 1.01 of the Stock Purchase Agreement is hereby amended to add or modify, as appropriate, the following definitions in the appropriate locations:

     "Certificate" shall have the meaning set forth in Section
     2.08(c).

     "DGCL" shall have the meaning set forth in Section 2.01.

     "Effective Time" shall have the meaning set forth in Section
     2.03.

     "Exchange Agent" shall have the meaning set forth in
     Section 2.09(a).

     "Exchange Fund" shall have the meaning set forth in
     Section 2.09(a).

     "Expiration Date" shall have the meaning set forth in
     Section 7.18.

     "Merger" shall have the meaning set forth in Section 2.01.

     "Surviving Corporation" shall have the meaning set forth in
     Section 2.01.

     3. AMENDMENT OF ARTICLE II PURCHASE AND SALE. Article II of the Stock Purchase Agreement is hereby deleted in its entirety and a new Article II is hereby added to the Stock Purchase
Agreement which shall read in full as follows:

          SECTION 2.01. THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 2.03), Newco shall be merged with and into the Company in accordance with this Agreement and the separate corporate existence of Newco shall thereupon cease (the "Merger"). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware; the separate corporate existence of the Company with all its rights, privileges, powers, immunities, purposes and franchises shall continue unaffected by the Merger, except as set forth herein. The Merger shall have the effects specified in the Delaware General Corporation Law (the"DGCL").

          SECTION 2.02.  THE CLOSING.  The Closing shall
     take place on the Closing Date, or such other date as the parties may mutually agree.

          SECTION 2.03.  EFFECTIVE TIME.  If all the
     conditions to the Closing set forth in Articles IX and X shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated in accordance with Article XIV, the parties hereto shall cause a Certificate of Merger meeting the requirements of Section 251 of the DGCL to be properly executed and filed in accordance with such Section on the Closing Date. The Merger shall become effective at the time of the filing of the Certificate of Merger in accordance with the DGCL or at such later time which the parties hereto have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

          SECTION 2.04.  CERTIFICATE OF INCORPORATION OF
     SURVIVING CORPORATION.  Effective at the Effective
     Time, the Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation.

          SECTION 2.05.  BYLAWS OF SURVIVING CORPORATION.
     The Bylaws of Newco in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving
     Corporation, until duly amended in accordance with their terms and the DGCL.

          SECTION 2.06.  DIRECTORS OF THE SURVIVING
     CORPORATION. The persons who are directors of Newco immediately prior to the Effective Time shall, from and after the Effective Time, be and become directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

          SECTION 2.07.  OFFICERS OF THE SURVIVING
     CORPORATION. The officers of Newco shall continue as officers of the Surviving Corporation until their resignation or removal.

          SECTION 2.08.  CONVERSION SHARES.  The manner of
     converting shares of the Company and Newco in the Merger shall be as follows:

          (a) At the Effective Time, each share of Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive such number of shares of Michaels Common Stock as set forth on Exhibit A attached hereto. The total number of shares of Michaels Common Stock to be issued as a result of this Agreement is 280,000 shares (the "Michaels Stock Consideration").

          (b) As a result of the Merger and without any action on the part of the holder thereof, all shares of Stock shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate (a "Certificate") representing any shares of Stock shall thereafter cease to have any rights with respect to such shares of Stock, except the right to receive, without interest, the Michaels Common Stock in accordance with Section 2.08(a) upon the surrender of such Certificate.

          (c) At the Effective Time, each share of common stock, par value $.01 per share, of Newco issued and outstanding immediately prior to the Effective Time as a result of the Merger shall be converted and exchanged for one newly and validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation.

          SECTION 2.09.  EXCHANGE OF CERTIFICATES
     REPRESENTING SHARES.

          (a) As of the Effective Time, Michaels shall at the expense of Michaels, make available, or shall cause to be made available, with an exchange agent selected by Michaels, which shall be Michaels' Transfer Agent (the "Exchange Agent"), for the benefit of the Shareholders, and in the amounts listed on Exhibit A, certificates representing a sufficient number of shares of Michaels Common Stock necessary for the Exchange Agent to make deliveries pursuant to Section A hereof (such certificates for shares of Michaels Common Stock, together with the amount of any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") in exchange for outstanding Shares.

          (b) Promptly after the Effective Time, Michaels shall cause the Exchange Agent to deliver to the Shareholders shown on Exhibit A or their proxy, in exchange for Certificates from such Shareholders and a duly executed letter of transmittal in the form attached hereto as Exhibit B, that number of shares of Michaels Common Stock and unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II, after giving effect to any required tax withholdings, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the amount payable upon surrender of Certificates except in the event of unreasonable delay by Michaels.

          (c) Notwithstanding any other provisions of this Agreement, no dividends on Michaels Common Stock shall be paid with respect to any shares of Stock until the Certificate representing such shares of Stock is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of certificates representing shares of Michaels Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions, if any, with a record date after the Effective Time theretofore payable with respect to such shares of Michaels Common Stock and not paid, less the amount of any withholding taxes that may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions, if any, with a record date after the Effective Time but prior to surrender thereof and a payment date subsequent to surrender thereof payable with respect to such shares of Michaels Common Stock, less the amount of any withholding taxes which may be required thereon.

          (d) At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of shares of Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for certificates for shares of Michaels
     Common Stock in accordance with the procedures set forth in this Article II.

          (e) Any portion of the Exchange Fund (including the proceeds of any investments thereof and any shares of Michaels Common Stock) that is unclaimed by the former stockholders of the Company during the one year period after the Effective Time shall be delivered to the Surviving Corporation. Any former stockholders of the Company who have not theretofore complied with this
     Article II shall thereafter look to the Surviving Corporation only as general creditors for payment of their shares of Michaels Common Stock, and unpaid dividends and distributions on shares of Michaels Common Stock, deliverable in respect of each share of Stock such stockholder holds as determined pursuant to this Agreement, in each case without any interest thereon.

          (f)  None of the Company, Michaels, the Surviving
     Corporation, Newco, the Exchange Agent or any other person shall be liable to any former holder of shares of Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate shares of Michaels Common Stock, and unpaid dividends and distributions on shares of Michaels Common Stock as provided in Section 2.09(c), deliverable in respect thereof pursuant to this Agreement.

          SECTION 2.10.  EXCHANGE OF CERTIFICATES
     REPRESENTING SHARES. In the event that between the date of this Agreement and the Effective Time, Michaels changes the number of shares of Michaels Common Stock issued and outstanding as a result of a stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, the exchange amounts set forth in Exhibit A shall be appropriately adjusted.

          SECTION 2.11. SUBSEQUENT ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of any of the Company or Newco acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, and to effect the cancellation of all outstanding shares of Stock in return for the consideration set forth in this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Company, each of the Shareholders and Newco or otherwise, to carry out all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Company and Newco or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

     4.   ADDITION OF SECTION 7.17. REQUIREMENTS TO EFFECT
MERGER.  A new Section 7.17 is hereby added to the Stock Purchase
Agreement, which shall read as follows:

          SECTION 7.17. REQUIREMENTS TO EFFECT MERGER. The Company and the Shareholders shall use their best efforts to take, or cause to be taken, all actions necessary to effect the Merger under the DGCL, including without limitation the filing with the Secretary of State of Delaware of a Certificate of Merger in a form approved by counsel for the parties to this Agreement.

     5.   ADDITION OF SECTION 7.18. VOTING OF SHARES; IRREVOCABLE
PROXY.  A new Section 7.18 is hereby added to the Stock Purchase
Agreement, which shall read as follows:

          SECTION 7.18.  VOTING OF SHARES; IRREVOCABLE
     PROXY. Each Shareholder agrees that until the earlier of (i) the Effective Time and (ii) the termination of the Stock Purchase Agreement (the earliest of such dates being hereinafter referred to as the "Expiration Date"), each Shareholder shall vote all shares of Stock owned by the Shareholder at any meeting of the Company's stockholders (whether annual or special and whether or not an adjourned or postponed meeting), or, if applicable, take action by written consent (x) for adoption of the

     Stock Purchase Agreement, as hereby amended, and in favor of the Merger and any other transactions contemplated by the Stock Purchase Agreement, as hereby amended and as such Stock Purchase Agreement may be further modified or amended from time to time and
     (y) against any action, omission or agreement which would impede or interfere with, or have the effect of discouraging, the Merger, including, without limitation, any acquisition proposal other than the Merger. Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent.

          In the event that any Shareholder shall fail to comply with the provisions of this Section 7.18 (as determined by Michaels in its sole discretion), such Shareholder hereby agrees that such failure shall result, without any further action by the Shareholder, in the irrevocable appointment of Michaels, until termination of the Stock Purchase Agreement, as its attorney and proxy pursuant to the provisions of
     Section 212(e) of the DGCL, with full power of substitution, to vote and otherwise act (by written consent or otherwise) with respect to the Stock which the Shareholder is entitled to vote at any meeting of stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) or consent in lieu of any such meeting or otherwise, on the matters and in the manner specified in this Section
     7.18. EACH SHAREHOLDER ACKNOWLEDGES THAT THIS PROXY IS COUPLED WITH AN INTEREST, AND CONSTITUTES, AMONG OTHER THINGS, AN INDUCEMENT FOR THE BUYER TO ENTER INTO THE STOCK PURCHASE AGREEMENT AND THIS AGREEMENT, IS IRREVOCABLE AND SHALL NOT BE TERMINATED BY OPERATION OF LAW UPON THE OCCURRENCE OF ANY EVENT, INCLUDING, WITHOUT LIMITATION, THE DEATH OR INCAPACITY OF THE SHAREHOLDER. Notwithstanding any provision contained in such proxy, such proxy shall terminate upon the Expiration Date.

     6.   ADDITION OF SECTION 8.03. REQUIREMENTS TO EFFECT
MERGER.  A new Section 8.03 is hereby added to the Stock Purchase
Agreement, which shall read as follows:

          SECTION 8.03. REQUIREMENTS TO EFFECT MERGER. Michaels will use its best efforts to take, or cause to be taken, all actions necessary to effect the Merger under the DGCL, including without limitation the filing with the Secretary of State of the State of Delaware of a Certificate of Merger, in a form approved by counsel for the parties to this Agreement.

     7.   ADDITION OF SECTION 9.10. SHAREHOLDER CONSENT.  A new
Section 9.10 is hereby added to the Stock Purchase Agreement, which shall read as follows:

          SECTION 9.10.  SHAREHOLDER CONSENT.  The Merger
     pursuant to this Agreement and this Agreement shall have been approved in the manner required by law by the Shareholders.

     8. AMENDMENT OF PARAGRAPH 11.01(a). Paragraph 11.01(a) is hereby deleted in its entirety (other paragraphs of Section 11.01 remain unchanged).

     9.   ADDITION OF SECTION 11.03. DELIVERIES OF NEWCO.  A new
Section 11.03 is hereby added to the Stock Purchase Agreement, which shall read as follows:

          SECTION 11.03.  DELIVERIES OF NEWCO.  At the
     Closing, Newco shall deliver the following to the Company, the Shareholders or the appropriate party:

          (a) a copy of the resolutions of the Board of Directors of Newco authorizing the execution, delivery and performance of this Agreement, and all related documents and agreements, each certified by Newco's
     Secretary as being true and correct copies of the originals thereof subject to no modifications or amendments;

          (b)  a certificate of the Secretary of Newco
     certifying as to the incumbency of the directors and officers of Newco and as to the signatures of such directors and officers who have executed documents delivered at the Closing on behalf of Newco; and

          (c) the certificate of incorporation of Newco, certified by the Secretary of State of Delaware.

     10.  AMENDMENT OF SECTION 12.01. INSTRUMENTS OF TRANSFER.
Section 12.01 is hereby deleted in its entirety and a new Section
12.01 is hereby added to the Stock Purchase Agreement, which shall read in full as follows:

          SECTION 12.01.  FURTHER INSTRUMENTS OF TRANSFER.
     Following the Closing, at the request of Michaels, the Shareholders shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to (i) consummate the Merger and (ii) carry out more effectively the provisions of this Agreement and to establish and protect the rights created in favor of the parties hereunder or thereunder.

     11.  AMENDMENT OF SECTION 12.02. REGISTRATION; RE-SALE OF
MICHAELS STOCK CONSIDERATION.   Section 12.02 is hereby deleted
in its entirety and a new Section 12.02 is hereby added to the Stock Purchase Agreement, which shall read in full as follows:

          SECTION 12.02.  REGISTRATION; RE-SALE OF MICHAELS
     STOCK CONSIDERATION.  As set forth in Section 8.02,
     Michaels shall use reasonable efforts to file the

     Registration Statement with the SEC registering the sale of the Michaels Stock Consideration by the Shareholders from time to time in the open market. In connection with the disposition of the Michaels Stock Consideration under the Registration Statement, in order for the Shareholders to dispose of Michaels Stock Consideration with a prospectus that is a part of the Registration Statement, the Shareholders must give Michaels written notice of their intention to sell any of the Michaels Stock Consideration at least two (2) but not more than twenty (20) business days prior to the date of the proposed sale(s), which notice shall include the number of shares proposed to be disposed, whether the shares are to be sold in an underwritten offering and the time period during the forty-five (45) business days following the date of such notice during which the shares may be disposed (the "Sale Period"), and the Shareholders agree that, during each Sale Period, they shall not deliver any prospectus that is a part of the Registration Statement in connection with any disposition of Michaels Stock Consideration during any period of time when, but only so long as, Michaels, after receipt of the notice set forth above, notifies the Shareholders (a "Delay Notice") that Michaels is in possession of material non-public information that, in the exercise of its reasonable judgment based on the advice of its counsel, would be required to be disclosed in the Registration Statement (or any amendment, or post-effective amendment thereto) in order to comply with SEC requirements, which material information may relate, including, without limitation, to a financing project or a pending acquisition, merger or other material corporate reorganization to which Michaels is or is expected to be a party; provided that Michaels shall advise the Shareholders in writing as soon as any such delay is no longer applicable; provided further that the Shareholders shall only be prevented from disposing Michaels Stock Consideration with a prospectus under the Registration Statement for up to 90 consecutive days (a "Delay Period") following the receipt of a Delay Notice and any two Delay Periods must be at least 30 days apart during which time the Shareholders shall be permitted to dispose of Michaels Stock Consideration with a prospectus under the Registration Statement.


     12.  EFFECT OF AMENDMENTS.  The Company, the Shareholders,
Michaels and Newco hereby agree that any and all of the terms and provisions of the Stock Purchase Agreement, except as amended and modified hereby, remain in full force and effect.

     13. MULTIPLE COUNTERPARTS. This Amendment may be executed in multiple counterparts, all of which, taken together, shall constitute one document.

     IN WITNESS WHEREOF, the parties hereby have caused this Agreement to be duly executed by their respective authorized officer on the day and year first above written.

                                   MICHAELS
                                   --------

                                   MICHAELS STORES, INC.


                                   By:
                                        -----------------------------

                                   Its:
                                        -----------------------------

                                   NEWCO
                                   -----

                                   THSI ACQUISITION CORPORATION


                                   By:
                                        -----------------------------

                                   Its:
                                        -----------------------------

                                   THE COMPANY
                                   -----------

                                   TREASURE HOUSE STORES, INC.


                                   By:
                                        ------------------------------

                                   Its:
                                        ------------------------------

                                   SHAREHOLDERS:
                                   -------------

                                   ----------------------------------
                                   Marc L. Abramowitz


                                   Address:
                                            -------------------------

                                   ----------------------------------

                                   ----------------------------------
                                   Matthew Abramowitz

                                   Address:
                                            -------------------------

                                   ----------------------------------

                                   ----------------------------------
                                   Edward K. Baker

                                   Address:
                                            -------------------------

                                   ----------------------------------

                                   ----------------------------------
                                   William T. Gilbert


                                   Address:
                                            -------------------------

                                   ----------------------------------

                                   ----------------------------------
                                   Michael F. Solomon

                                   Address:
                                            -------------------------

                                   ----------------------------------

                                   MARC L. ABRAMOWITZ IRREVOCABLE
                                   TRUST NUMBER 5 - TREASURE
                                   HOUSE STORES, INC. FOR HIS CHILDREN
                                   AND THEIR DESCENDANTS



                                   By:
                                       ------------------------------
                                       Trustee

                                   Address:
                                            -------------------------

                                   ----------------------------------